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Schedule 13G                                                       Page 1 of 10


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20548

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. ________________)

                        Community Shores Bank Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   204046 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G                                                       Page 2 of 10

CUSIP No.  204046 10 6

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            1.   Names of Reporting Persons.
                 IRS Identification Nos. of above persons (entities only).

                        Gordon H. Girod Trust (EIN #38-6599677)
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            2.   Check the Appropriate Box if a Member of a Group (See
            Instructions): Not applicable.
                 (a)
                 (b)

--------------------------------------------------------------------------------

            3.   SEC Use Only

--------------------------------------------------------------------------------

            4.   Citizenship or Place of Organization:  Michigan

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                           5.    Sole Voting Power
                                               100,000
            Number of      -----------------------------------------------------
            Shares
            Beneficially   6.    Shared Voting Power
            Owned by                           0
            Each           -----------------------------------------------------
            Reporting
            Person With    7.    Sole Dispositive Power
                                               100,000
                           -----------------------------------------------------

                           8.    Shared Dispositive Power
                                               0
--------------------------------------------------------------------------------

            9.   Aggregate Amount Beneficially Owned by Each Reporting Person,
                                               100,000
--------------------------------------------------------------------------------

            10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

            11.  Percent of Class Represented by Amount in Row (9)
                                               7.0%
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            12.  Type of Reporting Persons (See Instructions)
                                               OO - Trust
--------------------------------------------------------------------------------


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Schedule 13G                                                       Page 3 of 10

CUSIP No.  204046 10 6

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            1.   Names of Reporting Persons.
                 IRS Identification Nos. of above persons (entities only).

                           Norma J. Girod

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            2.   Check the Appropriate Box if a Member of a Group (See
            Instructions)  Not applicable
                 (a)
                 (b)

--------------------------------------------------------------------------------

            3.   SEC Use Only

--------------------------------------------------------------------------------
            4.   Citizenship or Place of Organization:  U.S.A.


                           5.  Sole Voting Power
                                               0
            Number of      -----------------------------------------------------
            Shares
            Beneficially   6.  Shared Voting Power
            Owned by                           100,000
            Each           -----------------------------------------------------
            Reporting
            Person With    7.  Sole Dispositive Power
                                               0
                           -----------------------------------------------------

                           8.  Shared Dispositive Power
                                               100,000
--------------------------------------------------------------------------------

            9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                               100,000
--------------------------------------------------------------------------------

            10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

            11.  Percent of Class Represented by Amount in Row (9)
                                               7.0%
--------------------------------------------------------------------------------
            12.  Type of Reporting Persons (See Instructions)
                                               IN
--------------------------------------------------------------------------------


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Schedule 13G                                                       Page 4 of 10

CUSIP No.  204046 10 6

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            1.   Names of Reporting Persons.
                 IRS Identification Nos. of above persons (entities only).

                         Stephen J. Girod

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            2.   Check the Appropriate Box if a Member of a Group (See
                 Instructions)  Not applicable
                 (a)
                 (b)

--------------------------------------------------------------------------------

            3.   SEC Use Only

--------------------------------------------------------------------------------

            4.   Citizenship or Place of Organization:  U.S.A.

--------------------------------------------------------------------------------
                           5.   Sole Voting Power
                                               0
            Number of      -----------------------------------------------------
            Shares
            Beneficially   6.   Shared Voting Power
            Owned by                           100,000
            Each           -----------------------------------------------------
            Reporting
            Person With    7.   Sole Dispositive Power
                                               0
                           -----------------------------------------------------

                           8.   Shared Dispositive Power
                                               100,000
--------------------------------------------------------------------------------

            9.   Aggregate Amount Beneficially Owned by Each Reporting Person,
                                               100,000
--------------------------------------------------------------------------------

            10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

            11.  Percent of Class Represented by Amount in Row (9)
                                               7.0%
--------------------------------------------------------------------------------

            12.  Type of Reporting Persons (See Instructions)
                                               IN
--------------------------------------------------------------------------------


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Schedule 13G                                                       Page 5 of 10

CUSIP No.  204046 10 6

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            1.   Names of Reporting Persons.
                 IRS Identification Nos. of above persons (entities only).

                          Gerald J. Girod

--------------------------------------------------------------------------------

            2. Check the Appropriate Box if a Member of a Group (See Instructions) Not applicable
                 (a)
                 (b)

--------------------------------------------------------------------------------

            3.   SEC Use Only

--------------------------------------------------------------------------------

            4.   Citizenship or Place of Organization:  U.S.A.

--------------------------------------------------------------------------------

                           5.   Sole Voting Power
                                               0
            Number of      -----------------------------------------------------
            Shares
            Beneficially   6.   Shared Voting Power
            Owned by                           100,000
            Each           -----------------------------------------------------
            Reporting
            Person With    7.   Sole Dispositive Power
                                               0
                           -----------------------------------------------------

                           8.   Shared Dispositive Power
                                               100,000
--------------------------------------------------------------------------------

            9.   Aggregate Amount Beneficially Owned by Each Reporting Person,
                                               100,000
--------------------------------------------------------------------------------

            10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

            11.  Percent of Class Represented by Amount in Row (9)
                                               7.0%
--------------------------------------------------------------------------------

            12.  Type of Reporting Persons (See Instructions)
                                               IN
--------------------------------------------------------------------------------


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Schedule 13G                                                       Page 6 of 10

ITEM 1.
      (a)   NAME OF ISSUER:

                        Community Shores Bank Corporation

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        1030 W. Norton Avenue
                        Muskegon, MI 49441

ITEM 2.

      (a) NAME OF PERSON FILING: This Schedule 13G is being filed by the Gordon
H. Girod Trust (the "Trust") and each of Norma J. Girod, Stephen J. Girod and Gerald J. Girod, the three trustees of the Trust (each, a "Trustee" and collectively, the "Trustees"). The Trustees share the power to vote and to dispose of the 100,000 shares of Common Stock held by the Trust.

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                        The Trust's address is:
                        3677 Lakeshore Drive, North
                        Holland, MI 49424

                        Norma J. Girod's address is:
                        2207 Lanco Drive, N.W.
                        Grand Rapids, MI 49504

                        Stephen J. Girod's address is:
                        673 Lakeside Drive
                        Macatawa, MI 49434

                        Gerald J. Girod's address is:
                        3677 Lakeshore Drive, North
                        Holland, MI 49424

      (c) CITIZENSHIP: Each of Norma J. Girod, Stephen J. Girod and Gerald J. Girod is a United States citizen. The Trust is a trust organized under the laws of the State of Michigan.

      (d)   TITLE OF CLASS OF SECURITIES: Common Stock

      (e)   CUSIP NUMBER: 204046 10 6

ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a: NOT APPLICABLE

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).


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Schedule 13G                                                       Page 7 of 10

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act  (15 U.S.C.
        78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with Section 240.13d1(b)(1)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) [ ] Group in accordance with Section 240.13d-1(b)(ii)(J).

ITEM 4. OWNERSHIP.

        Common Stock:

        Gordon H. Girod Trust:

        (a)    Amount beneficially owned:                                100,000

        (b)    Percent of class:                                         7.0%

        (c)    Number of shares as to which the person has:
               (i)     Sole power to vote or to direct the vote:         100,000
               (ii)    Shared power to vote or to direct the vote:       0
               (iii)   Sole power to dispose or to direct the
                       disposition of:                                   100,000
               (iv)    Shared power to dispose or to direct the
                       disposition of:                                   0

        Norma J. Girod:

        (a)    Amount beneficially owned:                                100,000

        (b)    Percent of class:                                         7.0%

        (c)    Number of shares as to which the person has:
               (i)     Sole power to vote or to direct the vote:         0
               (ii)    Shared power to vote or to direct the vote:       100,000
               (iii)   Sole power to dispose or to direct the
                       disposition of:                                   0
               (iv)    Shared power to dispose or to direct the
                       disposition of:                                   100,000


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Schedule 13G                                                       Page 8 of 10

        Stephen J. Girod:

        (a)    Amount beneficially owned:                                100,000

        (b)    Percent of class:                                         7.0%

        (c)    Number of shares as to which the person has:
               (i)     Sole power to vote or to direct the vote:         0
               (ii)    Shared power to vote or to direct the vote:       100,000
               (iii)   Sole power to dispose or to direct the
                       disposition of:                                   0
               (iv)    Shared power to dispose or to direct the
                       disposition of:                                   100,000

        Gerald J. Girod:

        (a)    Amount beneficially owned:                                100,000

        (b)    Percent of class:                                         7.0%

        (c)    Number of shares as to which the person has:
               (i)     Sole power to vote or to direct the vote:         0
               (ii)    Shared power to vote or to direct the vote:       100,000
               (iii)   Sole power to dispose or to direct the
                       disposition of:                                   0
               (iv)    Shared power to dispose or to direct the
                       disposition of:                                   100,000

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable


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Schedule 13G                                                       Page 9 of 10

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable.

ITEM 10. CERTIFICATIONS:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 30, 2006

                                       GORDON H. GIROD TRUST


                                       By: /s/ Gerald J. Girod
                                           -------------------------------------
                                           Gerald J. Girod, trustee


                                           /s/ Norma J. Girod
                                           -------------------------------------
                                           NORMA J. GIROD


                                           /s/ Stephen J. Girod
                                           -------------------------------------
                                           STEPHEN J. GIROD


                                           /s/ Gerald J. Girod
                                           -------------------------------------
                                           GERALD J. GIROD


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Schedule 13G                                                       Page 10 of 10

                  JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1

      This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or
Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: January 30, 2006

                                           GORDON H. GIROD TRUST


                                           By: /s/ Gerald J. Girod
                                               ---------------------------------
                                               Gerald J. Girod, trustee


                                               /s/ Norma J. Girod
                                               ---------------------------------
                                               NORMA J. GIROD


                                               /s/ Stephen J. Girod
                                               ---------------------------------
                                               STEPHEN J. GIROD


                                               /s/ Gerald J. Girod
                                               ---------------------------------
                                               GERALD J. GIROD